                                                           EX-99.B(i)wralegopn

April 25, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

RE:  Waddell & Reed Advisors Funds, Inc.
     Post-Effective Amendment No. 127

Dear Sir or Madam:

In connection with the public offering of shares of Capital Stock of Waddell & Reed Advisors Funds, Inc. (the Fund), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

It is my opinion that the indefinite number of shares of such Capital Stock covered by the Fund's Registration Statement on Form N-1A, when issued and paid for in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information forming a part of the Registration Statement, will be, when such Registration shall have become effective, legally issued, fully paid and non-assessable by the Fund.

I hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to me in such Statement of Additional Information.

Yours truly,



/s/Kristen A. Richards
----------------------
Kristen A. Richards
Vice President, Associate General Counsel
and Secretary

KAR/fer